Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of September 3, 2019, (the “Effective Date”) by and between HALCÓN RESOURCES CORPORATION, a Delaware corporation (the “Company”) and Jon Wright (the “Executive”).

WITNESSETH:

WHEREAS, the parties first entered into this Agreement pertaining to the employment of the Executive by the Company as of June 1, 2012 (the “Original Effective Date”);

WHEREAS, on August 2, 2019, the Company and its subsidiaries (collectively, the “Debtors”) entered into a restructuring support agreement with certain beneficial holders of the Company’s 6.75% senior notes due 2025 issued under that certain indenture, dated as of February 16, 2017, by and among the Company, as issuer, each of the guarantors named herein, and U.S. Bank National Association, as indenture trustee;

WHEREAS, on August 7, 2019, the Debtors each filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, on August 7, 2019, the Debtors filed the Joint Prepackaged Chapter 11 Plan of Halcón Resources Corporation and Its Affiliated Debtors [Docket No. 20] (as may be amended, modified, or supplemented, the “Plan”); and

WHEREAS, the parties desire to amend and restate this Agreement effective as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.                                      Term of Employment.  Unless earlier terminated as provided in paragraph 10, the Company shall employ the Executive in the capacity set forth herein, commencing on the Original Effective Date and ending on September 30, 2019 (the “Term”).  Upon the conclusion of the Term, the employment of the Executive with the Company and its Affiliates shall automatically terminate, and such termination shall be considered a termination by the Company without Cause for purposes of paragraph 10.

2.                                      Duties of the Executive.  During the Term, the Executive shall serve as Vice President, Operations of the Company and shall devote his full time, attention, and effort to performing the customary duties and responsibilities of such office, including those duties and responsibilities assigned to him by the Chief Executive Officer of the Company from time to time.  The Executive agrees to use his best efforts to perform all duties and responsibilities that are required to fully and faithfully execute the offices and positions held by him.  The Executive shall be entitled to devote a reasonable amount of time to civic and community affairs and the management of his personal investments so long as these other activities do not, in the judgment of the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company, inhibit or prohibit the performance of the Executive’s duties hereunder or violate any provisions of this Agreement or policies of the Company, including, but not limited to those provisions relating to non-competition and non-disclosure.  Unless otherwise agreed to by the Company and the Executive, the Executive shall primarily work from the Company’s offices in Denver, Colorado, with reasonable travel as required.

3.                                      Compensation.  As compensation for the services to be rendered by the Executive for and on behalf of the Company hereunder, the Executive shall be entitled to the following (collectively referred to hereinafter as the “Total  Compensation”):

(a)                                 Base Salary.  A base salary at an annual rate of four hundred twenty five thousand dollars ($425,000) (as adjusted in accordance with the provisions of this Agreement, the “Base Salary”) will be paid to the Executive at such intervals as may be established by the Company for payment of its employees under its normal payroll practices.  Base Salary payments shall be subject to all applicable federal and state withholding, payroll and other taxes, and all applicable deductions for benefits as may be required by law or Executive’s  authorization.

The Base Salary shall be reviewed periodically by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased from time to time as the Compensation Committee may deem appropriate.

(b)                                 Bonus.  In addition to the Base Salary, consistent with past practice, during each month of the Term the Executive shall earn a fixed monthly bonus in the amount of one-twelfth of the Base Salary.  Each such fixed monthly bonus shall not be conditioned on the satisfaction of any performance metric, but shall be conditioned on the Executive’s continued employment through the last day of each such month.  Within five (5) business days of the approval of this Agreement by the Bankruptcy Court, the Company will pay to the Executive any installments of the monthly bonus that have been earned but are unpaid as of the date hereof.  Thereafter each installment of the monthly bonus shall be paid within five (5) business days of the last day of the month with respect to which such bonus installment relates.

4.                                      Other Benefits.  In addition to the Total Compensation to be paid to the Executive as provided for herein, the Executive shall also be entitled to the following  benefits:

(a)                                 Equity Vesting.  Upon the approval of this Agreement by the Bankruptcy Court, all stock options and other equity or equity-based incentive awards held by the Executive will become fully vested and immediately exercisable and all restrictions on any restricted stock held by the Executive will be removed.

(b)                                 Business Expenses.  The Company shall reimburse the Executive for all reasonable business expenses incurred by the Executive in the performance of his duties, provided that the Executive provides adequate documentation required by law and

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by the policies and procedures of the Company, as adopted and amended from time to time, provided that in no event shall the Executive submit any required documentation later than 60 days after the end of the calendar year in which such expense was incurred.  Any such reimbursement shall be made as soon as reasonably practicable but in no event later than the 15th day of the third month following the calendar year in which the applicable expense was incurred.  The Executive acknowledges and agrees that all such expenses will be subject to the oversight of the Audit Committee of the Board.

(c)                                  Other Benefits.  Except as otherwise specifically provided to the contrary in this Agreement, the Executive shall be provided with retirement, welfare and other benefits to the same extent and on the same terms as those benefits are  provided by the Company from time to time to the Company’s other senior executive officers, including, but not limited to, vacation, participation in various health, retirement, life insurance, disability insurance or other employee benefit plans or programs, subject to regular eligibility requirements with respect to each such benefit plans or programs, as well as other benefits or perquisites as may be approved by the Board; provided, however, that the Company shall not be required to provide a benefit under this subparagraph (c) if such benefit would duplicate (or otherwise be of the same type as) a benefit specifically required to be provided under another provision of this Agreement.  In addition, the Executive shall be provided with the benefits set forth on Exhibit A, if any.

5.                                      Confidential Information.  The Executive acknowledges that, during the course of his employment, he will have access to and will receive information which constitutes trade secrets, is of a confidential nature, is of great value to the Company and/or is a foundation on which the business of the Company is predicated.  With respect to all such Confidential Information, the Executive agrees, during the Term and thereafter, not to disclose such Confidential Information to any person other than an employee, counsel or advisor of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties hereunder nor to use such Confidential Information for any purpose other than the performance of his duties hereunder.  For purposes of this Agreement, “Confidential Information” shall include all data or material (regardless of form) with respect to the Company or any of its assets, prospects, business activities, officers, directors, employees, borrowers, or clients which is: (a) a trade secret, as defined by the Uniform Trade Secrets Act; (b) provided, disclosed, or delivered to the  Executive by the Company, any officer, director, employee, agent, attorney, accountant, consultant, or other person or entity employed by the Company in any capacity, any client, borrower, advisor, or business associate of the Company, or any public authority having jurisdiction over the Company or any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of the Executive or the Company (whether or not such information was developed in the performance of this Agreement).   Notwithstanding the foregoing, the term “Confidential Information” shall not include any information, data or material which, at the time of disclosure  or use, was generally available to the public other than by a breach of this Agreement, was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company or a third party without breaching any obligations of the Company or such third party, or was otherwise developed or obtained legally and independently by the person to whom disclosed

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without a breach of this Agreement.  This paragraph shall not preclude the Executive from disclosing Confidential Information if compelled to do so by law, or valid legal process, provided that if the Executive believes the Executive is so compelled by law, or valid legal process, the Executive will notify the Company in writing sufficiently in advance of any such disclosure to allow the Company the opportunity to defend, limit, or otherwise protect its interests against such disclosure unless such notice is prohibited by law.  The rights and obligations of the parties under this paragraph shall survive the expiration or termination of this Agreement for any reason.

6.                                      Proprietary Matters.  The Executive expressly agrees that any and all improvements, inventions, discoveries, processes, or know-how that are generated or conceived by the Executive during the Term, whether conceived during the Executive’s regular working hours or otherwise, will be the sole and exclusive property of the Company.  Whenever requested by the Company (either during the Term or thereafter), the Executive will assign or execute any and all applications, assignments and/or other documents, and do all things which the Company reasonably deems necessary or appropriate, in order to permit the Company to: (a) assign and convey, or otherwise make available to the Company, the sole and exclusive right, title, and interest in and to said improvements, inventions, discoveries, processes or know-how; or (b) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names, or  trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes, or know-how.  However, the improvements, inventions, discoveries, processes, or know-how generated or conceived by the Executive and referred to in this  paragraph (except those which may be included in the patents, copyrights, or registered trade names or trademarks of the Company) will not be exclusive property of the Company at any time after having been disclosed or revealed or have otherwise become available to the public or to a third party on a non-confidential basis other than by a breach of this Agreement, or after they  have been independently developed or discussed without a breach of this Agreement by a third party who has no obligation to the Company.  The rights and obligations of the parties under this paragraph shall survive the expiration or termination of this Agreement for any reason.

7.                                      Non-Competition.  As part of the consideration for the compensation  and benefits to be paid to the Executive hereunder, and in order to protect the Confidential Information, business goodwill and business opportunities of the Company, the Executive agrees that, during the Term, he will not, directly or indirectly, engage in or become interested financially in, as a principal, employee, partner, contractor, shareholder, agent, manager, owner, advisor, lender, guarantor, officer, or director, any business (other than the Company) that is engaged in leasing, acquiring, exploring, producing, gathering, or marketing hydrocarbons and/or related products; provided, however, that the Executive shall be entitled to continue to invest in those entities as set forth on Exhibit B, if any, and to invest in stocks, bonds, or other securities in any such business (without participating in such business) if: (a) such stocks, bonds, or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market; and such investment does not exceed, in the case of any capital stock of any one issuer, five percent of the issued and outstanding capital stock, or in the case of bonds or other securities, five percent of the aggregate principal amount thereof issued and outstanding; or (b) such investment is completely passive and no control or influence over the management or policies of such business is exercised.

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8.                                      Non-Solicitation.  Executive agrees that he will not, at any time during the Term, or at any time within six months after the termination of his employment, for his own account or benefit or for the account or benefit of any other person, firm or entity, directly or indirectly, solicit for employment  any employee of the Company (or any person who was an employee of the Company in the 90-day period before such solicitation) or induce any employee of the Company (or any person who was an employee of the Company in the 90-day period before such inducement) to terminate his employment with the Company.  Notwithstanding the above, the restrictions relating to persons employed in the 90-day period referenced in the parentheticals in the immediately preceding sentence shall not apply to a person who was a party to an employment agreement with the Company and who terminates his employment for Good Reason or is terminated by the Company without Cause.  The rights and obligations of the parties under this paragraph shall survive the expiration or termination of this Agreement for any reason.

9.                                      Injunctive Relief.  The Executive acknowledges and agrees that any violation of paragraphs 5-8 of this Agreement would result in irreparable harm to the Company and, therefore, agrees that, in the event of an actual, suspected, or threatened breach of paragraphs 5-8 of this Agreement, the Company shall be entitled to an injunction restraining the Executive from committing or continuing such actual, suspected or threatened breach.  The parties acknowledge and agree that the right to such injunctive relief shall be cumulative and shall not be in lieu of, or be construed of a waiver of the Company’s right to pursue, any other remedies to which it may be entitled in law or in equity.  The parties agree that for purposes of paragraph 5-8 of this Agreement, the term “Company’’ shall include the Company and its Affiliates.

10.                               Termination of Employment.  The Executive’s employment by the Company and this Agreement may be terminated before the expiration of the Term, without breach of this Agreement, in accordance with the provisions set forth  below:

(a)                                 Death.  If the Executive dies during the Term and while in the employ of the Company, his employment and this Agreement shall automatically terminate and the Company shall be relieved of all of its obligations to the Executive or his estate under this Agreement, except that the Company shall pay to the Executive’s estate any unpaid portion of the Executive’s Base Salary and benefits accrued through the date of death, and at the discretion of the Compensation Committee, a bonus, if any.  These amounts, if any, shall be paid at the time and in the manner required by applicable law but in no event later than 30 days after the date of the Executive’s death or, with respect to benefits accrued, the date provided for under the terms of the employee benefit plan under which such benefits were accrued.  In addition, all stock options and other incentive awards held by the Executive will become fully vested and immediately exercisable and all restrictions on any restricted stock held by the Executive will be removed.

(b)                                 Inability to Perform.  The Company may terminate the Executive’s employment and this Agreement in the event of the Executive’s Inability to Perform.  For this purpose, “Inability to Perform” means and shall be deemed to have occurred if the Executive has been determined under the Company’s or an Affiliates’ long-term disability plan to be eligible for long-term disability benefits or, in the event the Company or an Affiliate does not maintain such a plan or in the absence of

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Executive’s participation in or application for benefits under such a plan, such  term shall mean the inability of the Executive, despite any reasonable accommodation required by law, due to bodily injury or disease or any other physical or mental incapacity, to perform the services required hereunder for a period of 120 consecutive days.  In the event of a termination pursuant to this paragraph 10(b), the Company shall be relieved of all of its obligations under this Agreement, except that the Company shall pay to the Executive, or his estate in the event of his subsequent death, any unpaid portion of the Executive’s Base Salary and benefits accrued through the date of such termination and, at the discretion of the Compensation Committee, a bonus, if any.  These amounts, if any, shall be paid at the time and in the manner required by applicable law but in no event later than 30 days after the date of termination or, with respect to benefits accrued, the date provided for under the terms of the employee benefit plan under which such benefits were accrued.  In addition, upon any such termination, all stock options and other incentive awards held by the Executive will become fully vested and immediately exercisable and all restrictions on any restricted stock held by the Executive will be removed.

(c)                                  Termination by the Company for Cause.  The Company may terminate the Executive’s employment and this Agreement for Cause (defined hereafter), but only after: (i) giving the Executive written notice of the failure or conduct which the Company believes to constitute Cause; and (ii) with respect to elements (1) through (5) below, providing the Executive a reasonable opportunity, and in no event more than 30 days, to cure such failure or conduct, unless the Board determines in its good faith judgment that such failure or conduct is not reasonably capable of being cured.  In the event the Executive does not cure the alleged failure or conduct within the time frame provided for such cure by the Company, the Company shall send him written notice specifying the effective date of termination.  The failure by the Company to set forth in the notice referenced in this paragraph l0(c) any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company to assert, or preclude the Company from asserting, such fact or circumstance in enforcing its rights hereunder.  For purposes of this Agreement, “Cause” shall mean:

(1)                                 The willful failure by the Executive to perform his duties in any material respect as required hereunder (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or disability) or the commission by Executive of an act of willful misconduct in any material respect with respect to the Company; or

(2)                                 The engaging by Executive in conduct which is demonstrably and materially injurious to the Company and/or its Affiliates; or

(3)                                 The willful engaging, or failure to engage, by the Executive in conduct which is in material violation of any term of this Agreement or the terms of any of the Company’s written policies and procedures;  or

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(4)                                 the Executive’ breach of duty (other than inadvertent acts or omissions) involving fraud, dishonesty, disloyalty, or a conflict of interest; or

(5)                                 The Executive’s failure to cooperate with any investigation or inquiry authorized by the Company or an Affiliate or conducted  by a governmental authority related to the Company’s or an Affiliate’s business or the Executive’s conduct;  or

(6)                                 The Executive’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to, any felony, any crime involving deceit, fraud, perjury or embezzlement, or any violation of federal or state securities laws.

For purposes of this paragraph l0(c), no act, or failure to act, shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

In the event of a termination pursuant to this paragraph 10(c), the Executive shall be entitled to no severance or other termination benefits and the Company shall be relieved of all of its obligations under this Agreement, except that the Company shall pay to the Executive any unpaid portion of the Executive’s Base Salary and benefits accrued through the date of such termination.  These amounts, if any,  shall be paid at the time and in the manner required by applicable law but in no event later than 30 days after the date of termination or, with respect to benefits accrued, the date provided for under the terms of the employee benefit plan under which such benefits were accrued.

The Company may suspend Executive with pay pending an investigation authorized by the Company or an Affiliate or a governmental authority or a determination whether the Executive has engaged in acts or omissions constituting Cause, and such paid suspension shall not constitute Good Reason or a termination of the Executive’s employment.

(d)                                 Termination by the Company Without Cause.  The Company may also terminate the Executive’s employment and this Agreement without Cause by providing at least 30 days’ written notice of such termination to the Executive.  A termination of the Executive’s employment and this Agreement by the Company without Cause shall entitle the Executive to payments and other benefits as specified in paragraph 10(g), as applicable.  For the avoidance of doubt, if the Executive’s employment is terminated without Cause under this Agreement, such termination shall be deemed to be without Cause for all purposes under the Retention Bonus Letter, dated as of July 12, 2019, by and between the Executive and the Company (such letter and all payments thereunder, the “Retention Bonus”).

(e)                                  Termination by the Executive for Good Reason.  The Executive shall be entitled to terminate his employment and this Agreement at any time for “Good Reason”

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(defined hereafter).  A termination of employment and this Agreement by the Executive for Good Reason shall entitle the Executive to payments and other benefits as specified in paragraph 10(g), as applicable.  For purposes of this Agreement, “Good Reason” shall mean, subject to the notice and cure provisions below, any of the following actions occur without the Executive’s prior consent: (i) a material reduction in the Executive’s Base Salary; (ii) a  material reduction in the Executive’s authority, responsibilities or duties; (iii) a material reduction in the authority, responsibilities or duties of the supervisor to whom the Executive is required to report; (iv) a material reduction in the budget over which the Executive retains authority; (v) a permanent relocation of the Executive’s principal place of employment to any location outside of a fifty mile radius of the location from which the Executive served the Company immediately prior to the relocation, provided such relocation is a material change in the geographic location at which the Executive must provide services for purposes of Code Section 409A and the regulations thereunder; or (vi) any other action or inaction that constitutes a material breach by the Company of this Agreement.  To exercise the option to terminate employment for Good Reason, the Executive must provide written notice to the Company of the Executive’s belief that Good Reason exists within 60 days of the initial existence of the Good Reason condition, and that notice shall describe in reasonable detail the condition(s) believed to constitute Good Reason.  The Company then shall have 30 days to remedy the Good Reason condition(s).  If not remedied within  that 30-day period or if the Company notifies the Executive that it does not intend to cure such condition(s) before the end of that 30-day period, the Executive  may submit a notice of termination to the Company; provided, however, that the notice of termination invoking the Executive’s option to terminate employment for Good Reason must be given no later than 100 days after the date the Good Reason condition first arose; otherwise, the Executive is deemed to have accepted the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason.

(f)                                   Termination by the Executive Without Good Reason.  The Executive may also terminate his employment and this Agreement without Good Reason by providing at least 30 days’ written notice of such termination to the Company.  In the event of a termination pursuant to this paragraph 10(f), the Executive shall be entitled to no severance or other termination benefits and the Company shall be relieved of all of its obligations under this Agreement, except that the Company shall pay to the Executive any unpaid portion of the Executive’s Base Salary and benefits accrued through the date of such termination.  These amounts, if any, shall be  paid at the time and in the manner required by applicable law but in no event later than 30 days after the date of termination or, with respect to benefits accrued, the date provided for under the terms of the employee benefit plan under which such benefits were accrued.  At the Company’s option, the Company may accelerate the date of the Executive’s termination of employment by paying to the Executive the Base Salary and value of the benefits that the Executive would have received during the period by which the date of termination is so accelerated and such acceleration shall not change the characterization of the termination from one by Executive without Good Reason.

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(g)                                  Termination by the Executive for Good Reason or by the Company without Cause.  In the event that (i) the Executive terminates his employment and this Agreement for Good Reason or (ii) the Company terminates the Executive’s employment and this Agreement without Cause, then, subject to paragraph 22, the following shall occur:

(1)                                 The Company shall pay the Executive any unpaid portion of the Executive’s Base Salary and benefits accrued through the date of termination.  These amounts, if any, shall be paid at the time and in the manner required by applicable law but in no event later than 30 days after the date of termination or, with respect to benefits accrued, the date provided for under the terms of the employee benefit plan under which such benefits were accrued.

(2)                                 The Company shall pay the Executive a lump sum severance payment in an amount equal to the Executive’s Base Salary in effect as of the date of termination (or, if greater, before any reduction in the year immediately preceding the date of termination).  This amount shall be paid within five business days after the Release (defined in paragraph 22) becomes effective and enforceable but in no event later than 60 days after the date of termination; provided, that if the 60 day period following the date of termination ends in the calendar year following the year that includes the date of termination, then payment of any amount that is conditioned upon the execution of the Release and is subject to Code Section 409A shall not be paid until the first day of the calendar year following the year that includes the date of termination, regardless of when the Release is executed.

(3)                                 Should the Executive timely elect to continue coverage under a group health insurance plan sponsored by the Company or one of its Affiliates and timely make the premium payments, reimburse Executive on a monthly basis for the cost of continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or other applicable law (“COBRA”) for Executive and any eligible dependents until the earlier of (A) the date Executive is no longer entitled to continuation coverage under COBRA or (B) for 12 months after the date of termination.  The first reimbursement shall not be paid before five business days after the Release (defined in paragraph 22) becomes effective and enforceable.

(h)                                 Return of Confidential Information and Company Property.  Upon termination of the Executive’s employment for any reason, the Executive shall immediately return all Confidential Information and other Company property to the Company.

11.                               Code Section 409A.  The severance pay and severance benefits provided under this Agreement are intended to be exempt from Internal Revenue Code Section 409A (“Code Section 409A”) and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Code Section 409A.  In particular, the severance pay and benefits are intended to constitute a short-term deferral within the meaning of Treasury Regulation Section l.409A-l (b)(4), a payment or benefit described in paragraphs (b)(9)(iv) and (v) of Treasury

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Regulation Section 1.409A-l, and/or severance pay due to involuntary separation from service under Treasury Regulation Section l.409A-l (b)(9)(iii).  If a provision of the Agreement would result in the imposition of an applicable tax under Code Section 409A, the parties agree that such provision shall be reformed to the extent permissible under Code Section 409A to avoid imposition of the applicable tax, with such reformation effected in a manner that has the most favorable tax result to the Executive.  Notwithstanding any provision in this Agreement to the contrary, if (a) the Executive is a “specified employee,” as such term is defined in Code Section 409A and the regulations thereunder and (b) any payment due under this Agreement is subject to Code Section 409A and is required to be delayed under Code Section 409A because the Executive is a specified employee, that payment shall be payable on the earlier of (i) the first business day that is six months after the Executive’s Separation from Service, (ii)  the date of the Executive’s death, or (iii) the date that otherwise complies with the requirements  of Code Section 409A.  This paragraph shall be applied by accumulating all payments that otherwise would have been paid within six months of the Executive’s Separation from Service and paying such accumulated amounts on the earliest business day which complies with the requirements of Code Section 409A.  For purposes of determining the identity of specified employees, the Company may establish procedures as it deems appropriate in accordance with Code Section 409A.  For purposes of Code Section 409A, each payment amount or benefit due under this Agreement will be considered a separate payment and the Executive’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.  With respect to any reimbursements that are nonqualified deferred compensation subject to Code Section 409A, (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

For purposes of this Agreement, “Separation from Service” means separation from service (within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder) with the group of employers that includes the Company and each of its “409A Affiliates;” provided, that for purposes of this Agreement, the Executive shall separate from service upon such date that the parties reasonably anticipate that the level of bona fide services the Executive will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to less than 50 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Executive has been providing services for less than 36 months).  For this purpose, “409A Affiliate” means any incorporated or unincorporated trade or business or  other entity or person, other than the Company, that along with the Company is considered a single employer under Internal Revenue Code Section 414(b) or Internal Revenue Code Section 414(c), but (i) in applying Internal Revenue Code Section 1563(a)(l), (2), and (3) for the purposes of determining a controlled group of corporations under Internal Revenue Code Section 414(b), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Internal Revenue Code Section I 563(a)(l), (2), and (3), and (ii) in applying Treasury Regulation Section l.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Internal Revenue Code Section 414(c), the phrase

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“at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treasury Regulation Section  l.414(c)-2.

12.                               Assistance with Claims.  The Executive agrees that, for the period beginning on the Original Effective Date, and continuing for a reasonable period after the termination or expiration of this Agreement for any reason, the Executive will assist the Company in the defense of any claims that may be made against the Company and will assist the Company in the prosecution of any claims that may be made by the Company, to the extent such claims may relate to services performed by the Executive for the Company.  The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits or potential claims that may be filed against the Company.  For all assistance occurring after termination of the Executive’s employment by the Company, the Company agrees to provide reasonable compensation to the Executive for such assistance.  The Executive also agrees to promptly inform the Company if asked to assist in any investigation of the Company (or its actions) that may relate to services performed by the Executive for the Company, regardless of whether a lawsuit has been filed against the Company with respect to such investigation.

13.                               Successors and Assigns.  The Company will require any successor (whether direct or indirect) to all or substantially all of the business and assets of the Company (“Successor”) or any corporation which becomes the ultimate parent corporation of the Company or any such Successor to expressly assume and agree in writing satisfactory to the Executive to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place; provided, however, that express assumption shall not be required where this Agreement is assumed by operation of law.  After the death or disability of the Executive, all his rights hereunder shall inure to the benefit of, and be enforceable by, his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  Except as otherwise provided herein, the Executive’s rights and obligations may not be assigned without the prior written consent of the Company.

14.                               Governing Law; Venue; Jury-Trial Waiver.  The Company (including for this purpose each of the Company’s Affiliates) and the Executive (i) agree that this Agreement is governed by and shall be construed and enforced in accordance with Texas law, excluding its choice-of-law principles, except where federal law may preempt the application of state law; (ii) submit and consent to the exclusive jurisdiction, including removal jurisdiction, of the state and federal courts located in Harris County, Texas (or the county where the Company’s principal executive offices are located if different) for any action or proceeding relating to this Agreement or Executive’s employment; (iii) waive any objection to such venue; (iv) agree that any judgment in any such action or proceeding may be enforced in other jurisdictions; and (v) irrevocably waive the right to trial by jury and agree not to ask for a jury in any such proceeding.

15.                               Notice.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective: (i) upon delivery, if delivered in person; (ii) upon delivery to Federal Express or other similar courier service, marked for next day delivery, addressed as set forth below; (iii) upon deposit in United States Mail if sent by registered or certified mail, return receipt requested, addressed as set forth below; or (iv) upon being sent by facsimile transmission, provided an original is mailed the same day by registered or certified mail, return receipt requested:

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If to the Company:	Halcón Resources Corporation 1000 Louisiana Street, Suite 1500 Houston, TX 77002 Attn: Chief Executive Officer Fax No. (832) 538-0220

If to the Executive:	At the most current address reflected in the Company’s records.

16.                               Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the other provisions.

17.                               Dodd-Frank Act and Other Applicable Law Requirements.  The Executive agrees (i) to abide by any compensation recovery, recoupment, anti-hedging or other policy applicable to executives of the Company and its Affiliates, as may be in effect from time to time, as approved by the Board or a duly authorized committee thereof or as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) or other applicable law, and (ii) that the terms and conditions of this Agreement shall be deemed automatically amended as may be necessary from time to time to ensure compliance by the Executive and this Agreement with such policies, the Dodd-Frank Act, or other applicable  law.

18.                               Entire Agreement.  This Agreement contains the entire agreement and understanding by and between the Company and the Executive with respect to the employment of the Executive, and no representations, promises, agreements, or understandings, written or oral, not contained herein shall be of any force or effect.  No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced.  No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or any other time.

19.                               Modification.  No amendment, alteration or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by both parties.  Notwithstanding the previous sentence, the Company may amend or modify this Agreement in its sole discretion at any time without the further consent of the Executive in any manner necessary to comply with applicable law and regulations, including without limitation the Dodd- Frank Act and the regulations thereunder, or the listing or other requirements of any stock exchange upon which the Company or an Affiliate is listed.

20.                               Paragraph Headings.  The paragraph headings have been inserted for convenience only and are not to be considered when construing the provisions of this Agreement.

21.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

22.                               Release of Claims.  The Executive shall not be entitled to receive the severance  pay and benefits under paragraph 10(g)(2) and (3), as applicable, unless (a)  the Executive executes and returns to the Company a release agreement substantially similar in form and substance to the

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Release of Claims set forth on Exhibit A hereto (the “Release”) on or before the 50th day following the date of termination or such shorter time as may be prescribed in the Release, (b) such Release shall not have been timely revoked by the Executive and (c) the date of termination constitutes a Separation from Service, and provided further, however, that if the Executive violates his continuing obligations under paragraph 5, 6, 7 or 8, the Executive shall not be entitled to receive such severance pay or benefits and the Executive shall immediately repay  to the Company upon written demand any severance pay or benefits that already have been paid  to the Executive.

23.                               Definition of “Affiliate”.  For purposes of this Agreement, “Affiliate” means the Company and any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

24.                               Condition Precedent.  This Agreement shall only become effective if it is approved by the Bankruptcy Court.  For the avoidance of doubt, at all times prior to the approval of this Agreement by the Bankruptcy Court, the Executive’s Employment Agreement shall remain in effect without reflecting the amendments herein.  In the event that this Agreement is not approved by the Bankruptcy Court prior to December 31, 2019, this Agreement shall be null and void ab initio.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Amended and Restated Employment Agreement to be executed on the dates written below.

COMPANY

HALCÓN RESOURCES CORPORATION
1000 Louisiana Street, Suite 1500
Houston, TX 77002

By:	/s/ Richard H. Little	September 3, 2019
Name:	Richard H. Little	Date
Title:	Chief Executive Officer

EXECUTIVE

/s/ Jon Wright	September 4, 2019
Jon Wright	Date

EXHIBIT A

Release of Claims

In connection with the termination of the employment of Jon Wright (the “Employee”) by Halcón Resources Corporation (the “Company”), effective [       ], and in accordance with the terms and conditions of the Amended and Restated Employment Agreement, dated as of [     ], 2019, by and between the Employee and the Company (the “Employment Agreement”), the Employee and the Company agree knowingly and voluntarily to the terms of this Release of Claims (the “Release Agreement”).  Capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement.

Section 1.                                          Terms of the Release of Claims.  The terms of the Employee’s release of “Employee Released Claims” and the Company’s release of “Company Released Claims” (each as defined below) under this Release Agreement:

(A)                               Definition of Company Released Parties.  “Company Released Parties” shall mean the following:

(i)                                     The Company and any parent, subsidiary, affiliated entity, joint venture, successor, predecessor, or assignee of the Company;

(ii)                                  The stockholders, officers, directors, employees, agents, representatives, and/or fiduciaries of the Company and of any parent, subsidiary, affiliated entity, joint venture, successor, predecessor, or assignee of the Company; and

(iii)                               Any persons acting by, through, under, or in concert with any of the persons or entities listed in Section 1(A)(i) and/or Section 1(A)(ii).

(B)                               Definition of Employee Released Parties.  “Employee Released Parties” shall mean the Employee, the Employee’s successors, heirs, assignees, attorneys, agents, related entities, and representatives.

(C)                               Definition of Employee Released Claims.  “Employee Released Claims” means debts, claims, liabilities, demands, and causes of action of every kind, nature, and description, past or present, known or unknown, which the Employee now has, or may have, or could ever assert against the Company Released Parties, but not to include those where the events in question first arise after the execution of this Release Agreement by the Employee.

(D)                               Definition of Company Released Claims.  “Company Released Claims” means debts, claims, liabilities, demands, and causes of action of every kind, nature, and description, past or present, known or unknown, which the Company or any other Company Released Party now has, or may have, or could ever assert against the Employee Released Parties, but not to include those where the events in question first arise after the execution of this Release Agreement by the Company.  For the avoidance of doubt, any cause of action the Company may have against the

Employee Released Parties with respect to the Retention Bonus shall be Company Released Claims under this Release Agreement.

(E)                                Release of Claims by the Employee.  Subject to Subsection (G), the Employee hereby unconditionally and forever releases, acquits, and discharges the Company Released Parties from any and all Employee Released Claims, whether known or unknown, including, but not limited to, any and all Employee Released Claims for wages or damages of any kind whatsoever, arising out of any of the following:

(i)                                     Any contract, express or implied;

(ii)                                  Any covenant of good faith and fair dealing, express or implied;

(iii)                               Any legal restriction on the Company’s right to terminate the Employee;

(iv)                              Any federal, state, local, or governmental statute or ordinance, including, but not limited to, the following:

(a)                                 The Age Discrimination in Employment Act of 1967 (the “ADEA”), as amended;

(b)                                 The Immigration and Nationality Act of 1952, as amended;

(c)                                  The Equal Pay Act of 1963, as amended;

(d)                                 Title VII of the Civil Rights Act of 1964, as amended;

(e)                                  Immigration Reform and Control Act of 1986;

(f)                                   The Employee Polygraph Protection Act of 1988, as amended;

(g)                                  The Worker Adjustment and Retraining Notification Act of 1988, as amended;

(h)                                 The Americans with Disabilities Act of 1990 (commonly referred to as the “ADA”), as amended;

(i)                                     The Civil Rights Act of 1991, as amended;

(j)                                    The Family and Medical Leave Act of 1993 (commonly referred to as the “FMLA”), as amended;

(k)                                 The Uniformed Services Employment and Reemployment Rights Act of 1994 (commonly referred to as “USERRA”), as amended;

(l)                                     The Genetic Information Nondiscrimination Act of 2008 (commonly referred to as “GINA”), as amended;

(m)                             Title III of the Consumer Credit Protection Act, as amended;

(n)                                 The National Labor Relations Act, as amended;

(o)                                 Any state civil rights laws, as amended; and

(p)                                 Any state wage and hour laws, as amended; and

(v)                                 Any other legal limitation on the employment relationship;

(vi)                              The laws of contract and tort;

(vii)                           Any claims in connection with or arising out of the voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware, including claims with respect to the rejection of the Employment Agreement under section 502(b)(7) of the Bankruptcy Code;

(viii)                        Any claims for reimbursement of business expenses that the Employee incurred at any time; and

(ix)                              Any other matter arising out of or relating to the employment relationship between the Employee and the Company Released Parties.

The Employee is releasing the Employee Released Claims, not only for the Employee, but also on behalf of the Employee’s successors, heirs, assignees, attorneys, agents, related entities, and representatives.

(F)                                 Release of Claims by the Company.  The Employee hereby represents that, in the course of his employment or service relationship with the Company and the other Company Released Parties, he has not committed any fraudulent or criminal act.  In express reliance on the Employee’s representation and warranty in the foregoing sentence, the Company hereby forever releases, acquits, and discharges the Employee Released Parties from any and all Company Released Claims, whether known or unknown, including, but not limited to, any and all Company Released Claims for damages of any kind whatsoever, arising out of any of the following:

(i)                                     Any contract, express or implied;

(ii)                                  Any covenant of good faith and fair dealing, express or implied;

(iii)                               Any federal, state, local, or governmental statute or ordinance;

(iv)                              Any other matter arising out of or relating to the employment relationship or any other act or omission by an Employee Released Party; and/or

(v)                                 The laws of contract and tort.

The Company is releasing the Company Released Claims, not only for the Company, but also on behalf of the other Company Released Parties.

Notwithstanding any other provisions of this Release Agreement, the Company and the other Company Released Parties do not release, acquit, discharge or waive any claims, rights or remedies they may have against Employee and the Employee Released Parties if Employee committed a fraudulent or criminal act in the course of his employment or service relationship with the Company and the other Company Released Parties.

(G)                               Claims not Released By Employee.  Notwithstanding the foregoing, “Employee Released Claims” released hereunder do not include (i) claims for unemployment benefits or workers’ compensation benefits; (ii) continuation of group health plan benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); (iii) claims with respect to benefits, including short- and long-term disability benefits, under any welfare benefit plan governed by the Employee Retirement Income Security Act (“ERISA”); (iv) claims with respect to vested benefits under a retirement plan governed by ERISA; (v) claims for the exclusive purpose of enforcing the Employee’s rights under the Employment Agreement or this Release Agreement; (vi) rights that cannot be waived as a matter of law or that cannot be released by an individual without court or government approval (unless such approval has been obtained); (vii) indemnification or for coverage under officer and director liability policies, if applicable; (viii) claims with respect to benefits which are to continue in effect after termination of the Employment Agreement, in accordance with the terms of the Employment Agreement; (ix) claims with respect to the reimbursement of business expenses incurred in accordance with the Company’s business expense reimbursement policy, so long as the Employee submits requests for such reimbursement within thirty (30) days after the date of termination of employment (and provides reasonable supporting documentation as may be reasonably requested by the Company); (x) claims that the Employee may have as a holder of options to acquire equity securities of the Company (which shall be governed by the documents by which the Employee was granted such options); or (xi) claims that the Employee may have as a stockholder of the Company.  Furthermore, nothing in this Release Agreement prevents the Employee from (xii) reporting possible violations of federal or state laws or regulations to any “Government Agency” (defined below); (xiii) participating in any investigation, hearing, or proceeding conducted by a Government Agency; (xiv) making disclosures to a Government Agency that are protected under the whistleblower provisions of federal and state laws or regulations, or (xv) receiving an award for information provided to a Government Agency.  “Government Agency” means any federal, state, or local government agency or entity, including, but not limited to, the following: the Equal Employment Opportunity Commission or a comparable state or local agency, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General, or any other banking agency.  Notwithstanding anything else herein, by signing this Release Agreement, the Employee waives any and all rights to personally recover any damages or personally receive other relief under, or by virtue of, any such charge, disclosure, investigation, hearing, proceeding, or lawsuit brought by or through any Government Agency.  The Employee does not need prior authorization from the Company to make any report or disclosure to a

Government Agency, and the Employee is not required to notify the Company of any such reports or disclosures.

(H)                              Consideration for Release of Claims.  The Employee agrees that the Employee’s release of claims agreed to in this Release Agreement is in consideration for the severance payments and benefits set forth in Section 10 (g)(ii) and (iii) of the Employment Agreement and other rights and benefits provided in the Employment Agreement to the Employee by the Company, none of which the Employee is entitled to receive without the Employee’s release of claims.

(I)                                   No Pending Claims.  The Employee represents that the Employee has no Employee Released Claims on file, lodged, or otherwise currently pending with a court or Government Agency against any of the Company Released Parties, and the Employee expressly agrees that this Release Agreement shall extend and apply to all unknown, unsuspected, and unanticipated injuries and damages that occurred during the Employee’s employment.  The Company represents that the neither it nor any other Company Released Party has any Company Released Claims on file, lodged, or otherwise currently pending with a court or Government Agency against any of the Employee Released Parties, and the Company expressly agrees that this Release Agreement shall extend and apply to all unknown, unsuspected, and unanticipated injuries and damages that occurred during the Employee’s employment and/or service to any Company Released Party.

(J)                                   Later Claims.  This Release Agreement shall not be construed to waive any Employee Released Claims or Company Released Claims where the events in dispute first arise after the execution of this Release Agreement.  For this purpose, the Employee expressly agrees that the decision for the Employee’s employment with the Company to end on the termination date of employment arose prior to the execution of this Release Agreement by the Employee.

(K)                               Enforcement of Release Agreement by Employee.  Subject to the terms of any arbitration agreement between the Company and the Employee, the Company acknowledges and agrees that this Release Agreement shall not be construed to preclude the Employee from filing a claim for the purpose of enforcing the Employee’s rights under this Release Agreement.

(L)                                Enforcement of Release Agreement by the Released Parties.  The Employee acknowledges and agrees that the Company Released Parties may recover from the Employee any loss incurred by the Company Released Parties arising out of the Employee’s breach of this Release Agreement, including, but not limited to, attorneys’ fees and costs of defending against any claim brought by the Employee in violation of this Release Agreement.  The Company acknowledges and agrees that the Employee Released Parties may recover from the Company any loss incurred by the Employee Released Parties arising out of the Company’s breach of this Release Agreement, including, but not limited to, attorneys’ fees and costs of defending against any claim brought by the Company in violation of this Release Agreement.

(M)                            No Admission of Liability.  The Company’s decision to offer severance payments and benefits in exchange for a release of Employee Released Claims against the Company Released Parties shall not be construed as an admission by the Company or any of the other Company Released Parties of any of the following:

(i)                                     Any liability whatsoever;

(ii)                                  Any violation of the rights of the Employee or of any other person; and/or

(iii)                               Any violation of any order, law, statute, duty, or contract.

The Company and the other Company Released Parties specifically disclaim any liability to the Employee or to any other person for any alleged violation of the rights of the Employee or any other person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Company Released Parties.  The Employee’s decision to enter into this Release Agreement, which includes a release of Company Released Claims against the Employee Released Parties shall not be construed as an admission by the Employee or any other Employee Released Party of any liability whatsoever, any violation of any obligations, and/or any violation of any order, law, statute, duty, or contract.  The Employee and the other Employee Released Parties specifically disclaim any liability to the Company or to any other person for any alleged violation of any obligation, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Employee Released Parties.

(N)                               The Company’s Acknowledgments.  The Company hereby acknowledges the following:

(i)                                     The Company understands that, subject to the exceptions specified above, this Release Agreement specifically waives all claims the Company may have against the Employee, whether or not they are specifically listed above and whether or not they are related to employment;

(ii)                                  The Company understands that the release of Company Released Claims hereunder is final and binding;

(iii)                               The Company understands and agrees that the Company cannot challenge the enforceability of the Release Agreement and the release of Company Released Claims hereunder;

(iv)                              None of the Employee Released Parties has made any promise or representation to the Company that is not set forth in this Release Agreement.  In signing this Release Agreement, the Company is not relying on any such promise or representation but instead is relying solely on the Company’s own judgment and on the agreement of the Employee to comply with his obligations under this Release Agreement;

(v)                                 The Company has been given a reasonable amount of time to consider the terms of this Release Agreement and to seek advice from legal counsel relating to the legal effect of the release of Company Released Claims;

(vi)                              The Company knowingly and voluntarily enters into this Release Agreement without duress or coercion from any source;

(vii)                           The Employee has satisfied all of his obligations to the Company Released Parties through the date that the Company signs this Release Agreement.

(O)                               Employee’s Acknowledgements.  The Employee hereby acknowledges the following:

(i)                                     This Release Agreement is written in a manner that the Employee can and does understand, and the Employee is fully competent to execute this Release Agreement;

(ii)                                  The Employee has read this Release Agreement carefully and fully understands all of the provisions of this Release Agreement;

(iii)                               The Employee understands that, subject to the exceptions specified above, this Release Agreement specifically waives all claims the Employee may have against the Company (including but not limited to, ADEA claims), whether or not they are specifically listed above and whether or not they are related to employment;

(iv)                              The Employee understands that the release of Employee Released Claims hereunder is final and binding;

(v)                                 The Employee understands and agrees that the Employee cannot challenge the enforceability of the Release Agreement and the release of Employee Released Claims hereunder, except as the Release Agreement relates to rights and age discrimination claims under the ADEA;

(vi)                              None of the Company Released Parties has made any promise or representation to the Employee that is not set forth in this Release Agreement.  In signing this Release Agreement, the Employee is not relying on any such promise or representation but instead is relying solely on the Employee’s own judgment and on the agreement of the Company to comply with its obligations under this Release Agreement;

(vii)                           The Employee has been given a reasonable amount of time to consider the terms of this Release Agreement and to seek advice from legal counsel and tax advisors relating to the legal effect of the release of Employee Released Claims and the tax implications of the severance payments and benefits;

(viii)                        The Employee knowingly and voluntarily enters into this Release Agreement without duress or coercion from any source;

(ix)                              The severance payments and benefits and other rights that are subject to or provided in this Release Agreement are adequate and sufficient consideration for entering into this Release Agreement;

(x)                                 The Employee has been paid all of the Employee’s earned wages through the date the Employee signs this Release Agreement (other than any base salary owed for the pay period in which the Employee signs this Release Agreement); and

(xi)                              As of the date the Employee signs this Release Agreement, and except as previously fully reported to the Company, the Employee acknowledges and represents, to the best of the Employee’s knowledge and belief, that the Employee has not been directly or indirectly involved in, witnessed, asked, or directed to participate in any conduct that could give rise to an allegation that the Company has violated any laws applicable to the Company and/or its business.  The Employee acknowledges and represents that the Employee has been given the opportunity to report such conduct to the Company and to third parties and that the Employee has reported all such conduct to the Company and has not made any such report to any third parties other than as required in the discharge of the Employee’s duties while employed by the Company or as previously fully reported to the Company.  The Employee further acknowledges that the Employee has been given the opportunity to report any and all conduct that the Employee believes could be construed as inappropriate or unethical in any way, even if such conduct is not, or does not appear to be, a violation of any law, and that the Company has fully investigated all such reported conduct to the best of the Employee’s knowledge.  If at any time in the future the Employee recalls, or is made aware, that the Company violated (or may have violated) any law, the Employee agrees to immediately disclose such information to the Company unless expressly directed not to in writing by a court or Government Agency.

Section 2.                                          50-Day Consideration Period and Acceptance of Release Agreement.  The following is required by the ADEA, as amended by the Older Workers Benefit Protection Act:

(A)                               50 Days to Accept.  The Employee has up to fifty (50) days from the delivery of this Release Agreement to the Employee (the “Consideration Period”) to accept the terms of this Release Agreement; however, the Employee may accept it at any time within the Consideration Period.  The method of accepting this Release Agreement is described below.

(B)                               Attorney Consultation.  The Employee is advised to consult an attorney about this Release Agreement prior to signing the Release Agreement.

(C)                               [Informational Requirements.  In order to assist the Employee in making the decision whether to accept the terms of this Release Agreement, the Company provides the Employee with the following information:

(i)                                     Decisional Group.  All of the Company’s Executive Officers were considered by the Company for termination due to restructuring of the Company’s business (the “Decisional Group”).

(ii)                                  Job Titles and Ages.  The table attached as Exhibit A shows the job titles and ages (as of [      ]) of all members of the Decisional Group.  The employees in the Decisional Group whom the Company has selected for employment termination as of or about [       ], are marked with an “X” in the last column of the table.]

(D)                               Acceptance.  To accept this Release Agreement, the Employee must sign this Release Agreement and return it to:

Halcón Resources Corporation

Attn: [Senior Vice President, Human Resources]

1000 Louisiana Street, Suite 1500

Houston, TX 77002

E-mail: [        ]@Halcónresources.com

The signed Release Agreement must be returned to the Company by mail, hand-delivery, or scanning and e-mailing, subject to the following:

(i)                                     If mailed, the postmark must be within the Consideration Period;

(ii)                                  If hand-delivered, the Acknowledgement of Hand-Delivery form below must be signed by an authorized Company official within the Consideration Period; and

(iii)                               If scanned and e-mailed, the e-mail must be received within the Consideration Period.

(E)                                Revocation of Acceptance.  Once the Employee has accepted this Release Agreement as described above, the Employee will have an additional seven (7) days in which to revoke the Employee’s acceptance as it relates to rights and age discrimination claims under the ADEA.  To revoke the Employee’s acceptance as it relates to rights and age discrimination claims under the ADEA, the Company must receive the following written statement of revocation from the Employee by 11:59 P.M. on the seventh (7th) calendar day after the date the signed Release Agreement was returned to the Company (as described in Subsection (D)) (the “Revocation Period”).

“I hereby revoke my acceptance of the Separation and Release Agreement between Halcón Resources Corporation and me.”

The statement of revocation may be mailed or e-mailed to:

Halcón Resources Corporation

Attn: [Senior Vice President, Human Resources]

1000 Louisiana Street, Suite 1500

Houston, TX 77002

E-mail: [          ]@Halconresources.com

(F)                                 Effective Date.  This Release Agreement will become effective upon the satisfaction of the following conditions (the “Conditions Precedent”):

(i)                                     The Employee must execute this Release Agreement;

(ii)                                  The Company must receive this Release Agreement executed by the Employee within the Consideration Period; and

(iii)                               The Revocation Period must expire without the Employee revoking acceptance of the Release Agreement as it applies to rights and claims under the Age Discrimination in Employment Act of 1967 (the “ADEA”).

If the Employee does revoke the Employee’s acceptance as described above, but all of the other Conditions Precedent are satisfied, this Release Agreement may become effective, but only in the Company’s sole discretion, in which case the Release Agreement and its release of claims will be effective (so long as, and only if, Employee is provided all of the severance payments and benefits set forth in Section 10 (g)(ii) and (iii) of the Employment Agreement as if all Conditions Precedent had been satisfied and the Company complies with the terms of this Release Agreement) as to any and all claims, excluding age discrimination claims under the ADEA.

(G)                               Warranty of Capacity to Execute Agreement.  The Employee represents and warrants that no other person or entity, has, has had, or could have any interest in the claims, demands, obligations, or causes of action referred to in this Release Agreement and released by the Employee, and that the Employee has the sole rights authority to execute this Release Agreement.  The Company represents and warrants that no other person or entity, has, has had, or could have any interest in the claims, demands, obligations, or causes of action referred to in this Release Agreement and released by the Company, and that the Company has the rights and authority to execute this Release Agreement.

(H)                              Delivery Date of Agreement.  The Employee acknowledges and agrees that (a) this Release Agreement was delivered to the Employee on [    ] (the “Delivery Date”) and (b) revisions to the Release Agreement, whether material or immaterial, do not restart the running of the 50-day Consideration Period that began on the Delivery Date.

(I)                                   Severance of Terms.  If any provision of this Release Agreement is or may be held by a court or arbitrator of competent jurisdiction to be invalid, void, or unenforceable to any extent, the validity of the remaining parts, terms, or provisions of this Release Agreement shall not be affected thereby, and such illegal or invalid part, term, or provision shall be deemed not to be part of this Release Agreement.  The remaining provisions shall nevertheless survive and continue in full force and effect without being invalidated in any way.  Furthermore, if the release of claims provided under this Release Agreement is found by a court or arbitrator of competent jurisdiction to be invalid, void, or unenforceable or not entered into knowingly and voluntarily, the Employee agrees to execute a release of claims that is legal and enforceable.

(J)                                   Entire Agreement.  This Release Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes and replaces all prior communications, understandings and agreements between the parties, whether written or oral, express or implied, relating to the subject matter hereof.

(K)                               State Law.  This Release Agreement is made within the State of Texas.  Therefore, except where preempted by federal law, this Release Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Texas and shall in all cases be construed as a whole (according to its fair meaning, and not strictly for or against any of the parties).  Subject to the terms of any arbitration agreement between the Company and the Employee, any action seeking interpretation or enforcement of its terms may be maintained only in the state courts of Harris County, Texas without regard to where the cause of action arose.

(L)                                Counterparts.  This Release Agreement may be executed in counterparts, each of which shall be construed as an original for all purposes, but all of which taken together shall constitute one and the same agreement.

COMPANY

By:
Name:
Title:

AGREED AND ACKNOWLEDGED

By:
Name:
Date: